EXHIBIT 99.1


CONTACT:                     or  ITI'S INVESTOR RELATIONS COUNSEL:
Insituform Technologies, Inc.    The Equity Group Inc.
Anthony W. Hooper                Linda Latman
President & CEO                  (212) 836-9609
(901) 759-7403


                      FOR IMMEDIATE RELEASE


Memphis, TN - June 16, 1997 - Insituform Technologies, Inc. ("ITI") [Nasdaq National Market:INSUA] announced today that Anthony W. Hooper has been elected Chairman of the Board of ITI, replacing Jerome Kalishman. Mr. Hooper continues also to hold the position of President and Chief Executive Officer, and is a director, of ITI.

Insituform Technologies, Inc. is a worldwide provider of proprietary trenchless technologies for the rehabilitation and improvement of sewer, water, gas and industrial pipe. The Company owns the worldwide rights to the Insituform(R) and NuPipe(R) processes and exercises the exclusive rights in substantially all of North America to the PALTEM(R) system and certain other products under a license from Ashimori Industry Co. Ltd. The Company also owns the worldwide rights to the Tite Liner(R) process used primarily to protect or restore pipes affected by abrasion or corrosion. Through its Affholder, Inc. subsidiary, the Company is engaged in trenchless tunneling used in the installation of new underground services. By providing specialized rehabilitation technologies which eliminate or minimize disruptive digging, Insituform provides cost-effective solutions for problems caused by deteriorated pipe systems.